Exhibit 99.3
For Immediate Release
Contact: Melissa Andrews
864.286.4425
melissa.andrews@scansource.com
August 24, 2021

ScanSource Announces Retirement of Jack Reilly and Appointment of
Charlie Mathis to the Board of Directors

Greenville, S.C. – ScanSource, Inc. (NASDAQ: SCSC), a leading global provider of technology products and solutions, today announced the upcoming retirement of long-time director John P. (“Jack”) Reilly from its Board of Directors. Mr. Reilly, who has served as a director of ScanSource since 2001, is retiring from the Board when his current term of office expires effective at ScanSource’s Annual Meeting of Shareholders to be held on January 27, 2022. The Company also announced the appointment of Charles A. (“Charlie”) Mathis to its Board of Directors, effective August 19, 2021. Mr. Mathis’ appointment expands the Board to 10 members.

Mr. Mathis brings decades of experience in finance, strategic M&A, and capital markets to the Board, including 13 years as Chief Financial Officer for multiple publicly traded companies. Mr. Mathis also has in-depth knowledge of ScanSource and the IT industry. He previously served as ScanSource’s Chief Financial Officer from 2012 to 2016 and was instrumental in the 2016 acquisition of Intelisys. Most recently, Mr. Mathis served as Chief Financial Officer for Science Applications International Corporation, a Fortune 500 company and U.S. government IT services provider, from 2016 until his retirement in January 2021. He previously served as Chief Financial Officer for Force Protection Inc., a global defense company, and EFW, Inc., the U.S.-based subsidiary of the Israeli defense contractor, Elbit Systems. He started his career in investment banking.

“Charlie is an outstanding fit for our Board, and I am thrilled to welcome him back to ScanSource,” said Mike Baur, Chairman and CEO, ScanSource, Inc. “Charlie’s deep knowledge of our business and markets, financial acumen, and experience creating shareholder value will serve ScanSource extremely well.”

Mr. Reilly joined the ScanSource Board in 2001. During his tenure, Mr. Reilly has served on all committees of the Board, most recently as Chair of Nominating Committee.

Mr. Baur commented, “Working alongside Jack is a privilege. His extensive corporate finance and banking knowledge helped guide our strategy and growth. On behalf of the Board, I want to thank Jack for his 20 years of insightful guidance and exceptional service to the ScanSource Board.”

Following Mr. Reilly’s retirement and Mr. Mathis’ appointment, ScanSource’s Board is expected to consist of nine directors.

About ScanSource, Inc.
ScanSource, Inc. (NASDAQ: SCSC) is at the center of the technology solution delivery channel, connecting businesses and providing solutions for their complex needs. ScanSource sells through multiple, specialized routes-to-market with digital, physical and services offerings from the world’s leading suppliers of point-of-sale (POS), payments, barcode, physical security, unified communications and collaboration, telecom and cloud services. ScanSource enables its sales partners to create, deliver and manage solutions for end-customers across almost every vertical market. Founded in 1992 and headquartered in Greenville, South Carolina, ScanSource was named one of the 2021 Best Places to Work in South Carolina and on FORTUNE magazine’s 2021 List of World’s Most Admired Companies. ScanSource ranks #655 on the Fortune 1000. For more information, visit www.scansource.com.
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